Supplement dated September 1, 2023
to Pricing Supplement dated June 7, 2023,
Equity Index Underlying Supplement dated September 2, 2021,
Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2,
2021 (together, the “Note Prospectus”)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333- 257113

Canadian Imperial Bank of Commerce

Capped Buffer In-GEARS $2,000,000 Notes

Linked to the S&P 500® Index due April 5, 2028

CUSIP: 13608M852 (the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, the agent or any of our respective affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Level for the notes was defined in the final pricing supplement dated June 7, 2023 (the “Final Pricing Supplement”) as the arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including June 5, 2023 to and including September 1, 2023, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The determination period for the Initial Level expired on September 1, 2023. The arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including June 5, 2023 to and including September 1, 2023 was 4,443.59, rounded to two decimal places.

Therefore, the Initial Level for the notes is 4,443.59.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page PS-6 of the Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated June 7, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923069223/tm2317535d24_424b2.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.